Bartel Eng Linn & Schroder
300 Capitol Mall, Suite 1100
Sacramento, CA  95814
(916) 442-0400


July 18, 1996


VIA ELECTRONIC SUBMISSION (EDGAR)

Securities and Exchange Commission
Attn: EDGAR Filings
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Siskon Gold Corporation

Ladies and Gentlemen:

     Accompanying this letter for filing pursuant to the Securities Exchange of 1933, as amended, please find Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 for the registration of 6,985,348 shares for Siskon Gold Corporation. Manually executed signature pages and consents have been executed prior to the time of this electronic filing and will be retained by the Company for five years.

     Additional filing fees have been sent via wire.

     If you have any questions, please contact me at (916) 442-0400.

Very truly yours,


Eric J. Stiff


enclosure

cc:  Michael Epstein